EXHIBIT 23(c)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 27, 2007, relating to the consolidated financial statements and financial statement schedule (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment”, and No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”) of Schering-Plough Corporation and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Schering-Plough Corporation and subsidiaries for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
August 2, 2007
Parsippany, New Jersey